NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES PURCHASE OF LAND AND PLANS TO DEVELOP BLOCK 150 IN DOWNTOWN AUSTIN

Plans to Develop Luxury Multi-Family High-Rise Development with Ground-Level Retail

Construction Expected to Begin in Early 2023, with Anticipated Completion in Mid-2025
––––––––––––––––––––––––––––––––––––––––––––––––––––
AUSTIN, TX, September 7, 2021 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today announced its plans for Block 150, a proposed luxury high-rise rental project in downtown Austin, Texas. The site at 12th and San Antonio is located just a few blocks west of the Texas State Capitol in Austin. Based on preliminary plans, Block 150 would be developed as a 400-foot tower, consisting of approximately 420,000 gross square feet with 300 Class A luxury multi-family units for lease and ground-level retail. The project includes the historic AO Watson house, which will be renovated and expanded to offer amenities that may include a restaurant, pool and garden, while preserving the property’s historic and architectural features. Stratus’ subsidiary closed the land purchase on September 1, 2021, and Stratus expects to finalize development plans over the next 12 to 18 months. Block 150 is expected to achieve an Austin Energy Green Building rating.

             William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We are very excited about Block 150, a high-rise rental project in downtown Austin focused on luxury living and design sustainability. Unlike the surrounding properties, Block 150 will not be impacted by Capitol view height restrictions and will have unobstructed 360-degree views of the Capitol, downtown Austin, the University of Texas campus and west Austin.”

Mr. Armstrong continued, “This project is also eligible for Austin’s downtown density bonus, which would enhance its development potential. Block 150 takes advantage of the booming residential real estate market in Austin and is another addition to our growing pipeline of multi-family projects. This extraordinary site presents the opportunity to develop high-quality properties with third-party capital that preserves upside for Stratus shareholders.”

Rendering of Block 150

The project is owned by Stratus Block 150, L.P., a Texas limited partnership. Financing for the land purchase and predevelopment costs is in place and includes a land acquisition loan to the limited partnership in the amount of $14 million, guaranteed by Stratus. The remaining land acquisition and predevelopment costs will be funded by approximately $21 million in equity contributed to the limited partnership by Stratus and private equity investors. Stratus will receive 25 percent of the limited partnership’s equity, in exchange for development costs to date and cash, and will manage the project.

Upcoming key milestones for the project include completing design and engineering, securing final site development and building permits, obtaining downtown density bonus approvals, and raising the balance of the development capital, which Stratus projects could take between 12 to 18 months. Stratus’ preliminary development plans may change, and the anticipated size, scope and cost of the project could change materially. Subject to market conditions, obtaining financing for the balance of the development capital, Board approval, and necessary project approvals, entitlements and permits, construction on Block 150 is expected to begin in early 2023 with anticipated completion in mid-2025.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to complete financing arrangements for the development and construction of Block 150 and execute profitably on its development plan for Block 150, Stratus’ ability to obtain various approvals, including downtown density bonus approvals, permits, entitlements and licenses for the development of Block 150, Stratus’ ability to continue to effectively develop and execute its strategies, including its ability to develop, finance, construct and sell properties on its anticipated schedule and at prices its Board considers acceptable, changes in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

____________________________

A copy of this release is available on Stratus' website, stratusproperties.com.

# # #
2